EXHIBIT 4

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE UNDERLYING SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,     AS AMENDED (THE “ACT”).  THESE SECURITIES ARE BEING ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION      OR RESALE THEREOF, AND MAY NOT BE SOLD, TRANSFERRED, MADE SUBJECT        TO A SECURITY INTEREST, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED    OF UNLESS AND UNTIL REGISTERED UNDER THE ACT OR AN OPINION, ACCEPTABLE TO COUNSEL TO THE COMPANY IS RECEIVED, THAT SUCH REGISTRATION TO AFFECT A SALE OR TRANSFER OF THESE SECURITIES IS NOT REQUIRED UNDER SUCH ACT.

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TRIMEDYNE, INC.	NOTE NO. 001

6% SENIOR SECURED CONVERTIBLE NOTE, DUE August 19, 2015.

Principal Amount: U.S. $500,000.00	Issue Date: August 20, 2010
Conversion Price: U.S. $0.21 per Share	Maturity Date: August 19, 2015

FOR VALUE RECEIVED, Trimedyne, Inc. (hereinafter the "Company"), a corporation organized and existing under the laws of the State of Nevada, hereby promises to pay to the order of Marvin P. Loeb and Rhoda M. Loeb as JTWROS (the "Holder") the principal amount of Five Hundred Thousand U.S. Dollars (U.S. $500,000.00) and interest thereon, from August 20, 2010 (the “Issue Date”) to August 19, 2015 (the Maturity Date), at the rate of six percent (6%) per annum.

This Note is one of a series (“Series”) of the Company’s 6% Senior Convertible Secured Notes (the "Notes"), to be originally issued in the maximum aggregate principal amount of $1,000,000.00 and is issued pursuant to a certain Note Subscription Agreement between the parties.  Subject to Section 1 hereof, the Principal Amount of this Note is convertible at the option of the Holder into shares of Common Stock ($0.01 par value) of the Company (the “Shares”) at any time or times prior to a call or the Maturity Date at a conversion price of U.S. $0.21 per Share (the “Conversion Price”).

Interest shall be computed on the basis of a year of three hundred sixty (360) days.  Interest is payable on each anniversary date following the Issue Date hereof through and until the Maturity Date.  Any interest payment not paid when due shall accrue and be payable at or at any time prior to the Maturity Date, at the option of the Holder, in cash or Shares at the Conversion Price set forth above.  The Notes are subject to the following:

1.   Conversion

(a)   Right to Convert.  Subject to the terms and conditions of this Section 1, the Holder of this Note shall have the right, at its option, at any time or times, but prior to the closing date of a Call pursuant to subparagraph (m) hereof or the payment of this Note in full, to convert all or any portion of the unpaid principal amount of this Note and any unpaid interest due thereon into such number of fully paid and non-assessable whole Shares of the Company as is obtained by dividing the principal amount of this Note and any unpaid interest due thereon to be converted by the Conversion Price set forth above or such Conversion Price as last adjusted pursuant to the terms of this Note.  Such rights of conversion shall be exercised by the Holder by giving written notice to the Company that it elects to convert a stated unpaid principal amount of this Note into Common Stock and by surrender of this Note at the Company’s principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder of this Note) at any time during the Company’s usual business hours on the date set forth in such notice, together with a statement of the name or names (with the address for each) in which the certificate or certificates for shares of Common Stock shall be issued, along with all or any portion of the accrued interest the Holder notifies the Company in writing it wishes to convert at the Conversion Price set forth above.  Notwithstanding the foregoing: (i) upon any liquidation of the Company or (ii) five days after delivery of a notice of prepayment or redemption given in accordance with Section 3 or 6 below, or (iii) at the close of business on the last full business day preceding the date fixed for payment of the amount payable on this Note, as the case may be, the right of conversion shall terminate, unless, in the case of such notice of prepayment or redemption, such prepayment or redemption has not been made on the date so noticed for prepayment.

(b)   Other Required Instruments and Documents.  The delivery of the above notice of election to convert by the Holder of this Note shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered Holder or by his attorney duly authorized in writing.

(c)   Issuance of Certificates; Time Conversion Effected.  Promptly after receipt of the written notice referred to in paragraph (b) above, the surrender of this Note and the delivery of the instruments and documents referred to in subparagraph (b) above, the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such unpaid principal amount of this Note and accrued interest, as provided in (a) above.  To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice is received by the Company and this Note and the instruments and documents referred to above shall have been surrendered and delivered as aforesaid.  At such time, the conversion rights of the Holder of this Note, to the extent of the principal amount thereof and any accrued interest to be converted, shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall become the holder or holders of record of the shares of Common Stock represented thereby.

(d)   Fractional Shares; Dividends; Partial Conversion.  No fractional shares shall be issued upon conversion of the principal amount of this Note or any portion thereof, and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion.  At the time of each conversion, the Company shall pay in cash an amount equal to all interest accrued and unpaid on the principal amount of this Note to be converted to the date upon which such conversion is deemed to take place as provided in subparagraph (c) above, unless the Holder wishes to convert any or all of the accrued interest, as provided in (a) above.  In case of the conversion of only a portion of the unpaid principal amount of this Note, the Holder, at its option, may require the Company to execute and deliver at the expense of the Company (other than for transfer taxes, if any), upon surrender of this Note, a new Note registered in the name of such person or persons as may be designated by such Holder for the principal amount of this Note then remaining unpaid, dated as of the date to which interest has been paid on the principal amount of this Note then remaining unpaid, or may present this Note to the Company for notation hereon of the payment of the portion of the principal amount of this Note so converted.  If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this subparagraph (d), be deliverable upon any such conversion, the Company, in lieu of delivering the fractional share thereof, shall pay to the Holder surrendering this Note for conversion an amount in cash equal to such fractional interest multiplied by the Conversion Price.

(e)   Adjustment of Conversion Price upon Issuance of Common Shares.  If and whenever the Company shall issue after the Issue Date hereof or sell, or in accordance with subsections (i) through (vii) below, shall be deemed to have issued or sold, up to the Maturity Date, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price at which such shares of Common stock were sold (calculated to the nearest cent).  However, no sale of Common Stock at a price higher than the Conversion Price between the Issue Date and the Maturity Date shall cause the Conversion Price to be increased.

No adjustment of the Conversion Price, however, shall be made in an amount less than $0.01 per Share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.01 per Share or more.

For purposes of this subparagraph (e), the following subsections (i) to (vii) shall also be applicable:

(i)   Issuance of Rights or Options.  Except for securities granted to officers, directors, employees or bona-fide consultants of the Company pursuant to an “employee benefit plan” as such term is defined in Rule 405 of the Act, in case if, at any time after the Issue Date hereof, the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein collectively called "Options" and such convertible or exchangeable stock or securities being herein collectively called "Convertible Securities"), whether or not such Options, or the right to convert or exchange any such Convertible Securities are immediately exercisable, and if the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (1) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then, the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding.  Except as otherwise provided in subsection (iii), no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii)   Issuance of Convertible Securities.  If, after the Issue Date hereof, the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and if the price per Share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (1) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (2) the total maximum number of Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, the total maximum number of Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per Share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided, however, that (A) except as otherwise provided in subsection (iii) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Shares upon conversion or exchange of such Convertible Securities, and (B) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph (e), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)   Change in Option Price or Conversion Rate.  Upon the happening of any of the following events: if the purchase price provided for in any Option referred to in subparagraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (i) or (ii), or the rate at which any Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time after the date hereof, (other than under or by reason of provisions designed to protect against dilution), then, the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination as if such Option or Convertible Securities (to the extent outstanding immediately prior to such expiration or termination) had never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding.  If the purchase price provided for in any such Option referred to in subparagraph (i) or the rate at which any Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to the amount which would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

(iv)   Stock Dividends.  In case the Company shall, after the Issue Date hereof, declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options or Convertible Securities, then, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(v)   Consideration for Stock.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash after the Issue Date hereof, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.  If any Shares, Options or Convertible Securities shall be issued or sold after the Issue Date hereof, for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.  If any Options shall be issued in connection with the issue and sale of other securities of the Company after the Issue Date hereof, together compromising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

(vi)   Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)   Treasury Shares.  The number of shares of Common Stock of the Company outstanding at any given time shall not include Shares owned or held by or for the account of the Company, and the disposition of any such Shares shall be considered an issue or sale of Common Stock for the purposes of this subparagraph (e).

(f)    Reorganization or Reclassification.  If any capital reorganization or reclassification of the capital stock of the Company shall be effected after the Issue Date hereof, in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provision (in form satisfactory to the holders of at least 66 2/3% of the unpaid principal amount of the Notes) shall be made whereby each holder of a Note shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of the Notes, securities or assets as may be issued or payable with respect to or in exchange for that number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holders to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification).  In the event of a merger or consolidation of the Company after the date hereof,  as a result of which a greater or lesser number of shares of Common Stock of the surviving corporation are issuable to holders of Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.  The Company will not effect any such consolidation, merger, or any sale of all or substantially all of its assets or properties, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger of the corporation purchasing such assets shall assume, by written instrument (in form reasonably satisfactory to the holders of at least 66 2/3% in principal amount of the Notes then outstanding), executed and mailed or delivered to each holder of Notes at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

(g)   Certain Issues of Common Stock Excepted. Notwithstanding any other provision of this Note, the Company shall not be required to make any adjustment of the Conversion Price in the case of the issuance of Shares issuable upon the exercise of options granted or to be granted under any of the Company’s stock option plans for officers, directors, employees and bona fide consultants (or any options to be issued under such plan) or any Warrants granted by the Company in lieu of such options.

(h)   Notice of Adjustment.  Upon any adjustment of the Conversion Price, then, and in each such case, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to each Holder of Notes at the address of such Holder as set forth in the register maintained by the Company for the registration of transfer and exchange of Notes, which notice shall state the Conversion Price resulting from such adjustment, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(i)   Other Notices.  In case at any time, after the Issue Date hereof:

(i)  the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(ii)  the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(iii)  there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

(iv)  there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first-class mail, postage prepaid, addressed to the Holder at the address as set forth in the register maintained by the Company for the registration of transfer and exchange of Notes, (A) at least 30 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect or any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 30 days' prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

(j)   Stock to Be Reserved.  The Company will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Notes as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of the unpaid principal amount of all outstanding Notes (including, without limitation, any additional shares issuable by virtue of adjustments of the Conversion Price hereunder or certain defaults with respect to this Note).  The Company covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be necessary to assure that the par value per share of the Common Stock is at all times equal to or less than the then effective Conversion Price.  The Company will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed.  The Company will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Notes would exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation.

(k)   Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of the Notes shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Note the principal amount of which is being converted.

(l)   Closing of Books.  The Company will at no time close its transfer books against the transfer of any Notes or of any shares of Common Stock issued or issuable upon the conversion of any Note in any manner which interferes with the timely conversion of such Note.

(m)   Call Provisions.  This Note may be called (i.e., prepaid), at a price equal to face value plus accrued interest to the date of prepayment, on ten days prior written notice, at any time, provided the price of the Common Stock, for a period of twenty consecutive trading days for the principal market on which the Common Stock is traded or quoted, is equal to or higher than 300% of the Conversion Price.

(n)   Definitions.  The term "Common Stock" shall mean and include the Company's Common Stock, $0.01 par value per share, and any stock resulting from the reclassification of such Common Stock, and shall also include any capital stock of any class or classes (however designated) of the Company thereafter authorized, the holders of which have the right either to all or to a share of the balance of current or liquidating dividends after the payment of dividends and distributions with respect to any shares entitled to preference.  The term "Holder" shall mean and include any transferees of the Note.

2.   No Distributions or Dividends.  For as long as any of the Notes are outstanding, except with the written consent of the holders of 67% of the then outstanding Notes, no cash dividends or distributions may be paid on the Common Stock.

3.   Redemption.  If, at any time prior to the Maturity Date hereof, the Holder for any reason whatsoever feels insecure, the Holder by written notice to the Company may demand redemption of all or any portion of the principal amount of the Notes, and any or all of the accrued interest due thereon, which the Company shall pay to the Holder within thirty (30) days of such written notice.  Within five (5) days of such written notice, the Company shall notify in writing all of the other Holders of the Notes of this Series, giving them the right to redeem and rotably share in the assets of the Company as the thirtieth (30) day after the first written notice of redemption by a Holder, said right being exercisable by written notice by any other Holder to the Company within said thirty (30) day period.

4.   Interest Rate Adjustment.  If, at any time prior to the Maturity Date hereof, the Company shall at any time issue any Notes, debentures, preferred shares or the like bearing interest at a rate higher than that then payable on the Notes, the interest payable on the Notes shall thereupon be adjusted to such higher rate.  However, in the event any of such securities are issued prior to the Maturity Date hereof bearing interest at a rate lower than that then payable on the Notes, no adjustment of the interest then payable on the Notes shall be made.

5.   Collateral.  Payment of the Notes shall be secured by all of the assets of the Company, other than assets encumbered or pledged before the Issue Date of the Notes, and any assets the Company may thereafter acquire up to the Maturity Date hereof.  Payment of the Notes (including accrued interest) shall be secured by all of the assets owned by the Company, except those encumbered or pledged, as set forth above, on the date redemption of the Notes or any portion thereof is demanded in writing by the Holder or, if no such demand for redemption or any unpaid principal amount of the Notes has been made by the Holder, the Notes shall be secured by all of the assets of the Company on the Maturity Date which were not encumbered or pledged as security on the Issue Date of the Notes.

6.   Rights to Registration, etc.  The registered holder hereof is entitled to the registration rights with respect to the underlying Common Shares (the "Registered Stock") under the Securities Act of 1933 as follows:

(a)   Piggyback Rights.  If the Company, at any time after the Issue Date hereof, proposes to register any of its securities under the Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms 1-A, S-4, S-8 or other form not available for registering Restricted Stock for sale to the public), each such time it will give written notice to all holders of outstanding Restricted Stock of its intention so to do.  Upon the written request of any such holder, received by the Company within 15 days after the giving of any such notice by overnight delivery or by fax, the receipt of which by the Company shall be confirmed to the Holder within ten (10) days of its receipt, to register any of its Restricted Stock ("Piggyback Rights Notice"), the Company will use its best efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Restricted Stock so registered.  The Piggyback Rights Notice shall specify in detail the terms and conditions of such registration and shall include copies of any underwriter's commitment and all other agreements and commitments then available with respect to the proposed price and method of distribution of securities and such other information reasonably requested by Holder to enable Holder to exercise its rights hereunder.  In the event that any registration shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Restricted Stock to be included in such an underwriting may be reduced (pro rata among the requesting holders based upon the number of shares of Restricted Stock owned by such holders) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein.

(b)   Registration Procedures.  If and whenever the Company registers any shares of Restricted Stock under the Act, the Company will, as expeditiously as possible:

(i)    prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period equal to the earlier of the sale of all of the Restricted Stock or 12 months from the date hereof;

(ii)    prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (i) above and comply with the provisions of the Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

(iii)    furnish to each seller of Restricted Stock such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale o other disposition of the Restricted Stock covered by such registration statement;

(iv)    use its best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or "blue sky" laws of New York and California; provided however the Company shall not be required to register the Restricted Stock in a jurisdiction where as a condition to do so the Company must qualify as a foreign corporation in such jurisdiction and the Company would not otherwise be required to so qualify.

(v)    use its best efforts to list the Restricted Stock covered by such registration statement on NASDAQ or with any securities exchange on which the Common Stock of the Company is then listed;

(vi)    immediately notify each seller of Restricted Stock at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances then existing; and

(vii)    provide copies for each seller of Restricted Stock and any attorney, accountant or other agent retained by such seller, all financial and other records, pertinent corporate documents and properties of the Company.

(c)   Noteholder Information.  In connection with each registration hereunder, the sellers of Restricted Stock will promptly furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws, and shall indemnify the Company for any liabilities arising from such information.  The Company’s obligation to register the Registered Stock shall be negated in the event a Holder does not cooperate with the Company in providing the necessary information in a timely manner.

(d)   Expenses.  All expenses incurred by the Company including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including the Company's counsel fees) incurred in connection with the Company's complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance but excluding any Selling Expenses, are called "Registration Expenses".  All underwriting discounts and selling commissions applicable to the sale of Restricted Stock are called "Selling Expenses".

The Company will pay all Registration Expenses in connection with each registration statement filed hereunder. All Selling Expenses in connection with each registration statement shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

7.   Rights and Remedies.  The obligations of the Company to make the payments required hereunder shall be absolute and unconditional without any counterclaim, reduction, defense, recoupment or right set-off.  The Company hereby promises to pay costs of collection and reasonable attorney's fees and costs in the event of a default on the Notes, whether or not suit is instituted.

8.   Transfer.  Upon surrender of a Note for registration or transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the Holder hereof or his attorney duly authorized in writing, a new Note of this Series in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note will be issued to, and registered in the name of, the transferee.

9.   Events of Default; Acceleration.  It shall be an Event of Default under the Notes if the Company becomes insolvent, upon the appointment of an assignee for the benefit of creditors of, or of a receiver for, the Company, a petition in bankruptcy shall be filed by or against the Company, or the Company fails to pay the principal amount then due on the Notes and the then accrued interest then due on the Notes on the Maturity Date.

Upon the occurrence of an Event of Default, the entire balance of the Note and accrued interest shall automatically become due and payable, without any written notice by any of the Holders of Notes of this Series to the Company, without any right of set-off or hold-back, unless the default is cured within five (5) days of such occurrence of default.

The Company hereby waives presentment, demand for payment, notice of non-payment and dishonor, protest and notice of protest, and any other notice or conditions precedent to action against it for the collection hereof except as set forth herein.

No delay on the part of the Holder in exercising any option, power or right shall constitute a waiver thereof.

In the event this Note is turned over to an attorney for collection, the Company agrees to pay all costs of collection, including reasonable attorneys' fees and costs which amounts may, at the Holder's option, be added to the principal hereof.

10.   Prepayment.  The principal amount of this Note and any accrued interest thereon may be prepaid in whole or in part by the Company at any time or from time to time prior to the Maturity Date, without penalty or premium, by at least thirty (30) days prior written notice to all of the Holders of Notes of this Series, during which period of time the Holders of Notes shall have the right to convert any or all of the principal amount of the Notes held by them, along with any or all of the accrued interest thereon.

11.   Extensions.  The Company may, by notice to the registered Holder hereof, extend the term of the Notes for up to two additional 90 day periods; provided, however, that the interest rate on this Note with respect to the first of such periods shall be 12% per annum, and the interest rate on this Note with respect to the second of such periods and thereafter (or after the first such period, if the Company does not extend the term for a second period) shall be 18% per annum.

12.   Arbitration. Any controversy or claim arising out of or relating to this Note, or the breach thereof, shall be settled by final and binding arbitration in Orange County, California under the auspices of the American Arbitration Association (AAA) in accordance with the Commercial Arbitration Rules then in effect of the AAA.  The award of the arbitrators shall be binding and final.Each party hereof irrevocably consents to the sole and exclusive jurisdiction and venue of the state and federal courts located in Orange County, California in connection with any matter ancillary to the foregoing arbitration including, but not limited to, confirmation of the award rendered by the arbitrators and enforcement thereof by entry of judgment thereon and/or by any other legal remedy.

13.   Miscellaneous.  This Note shall be governed by the laws of the State of California.  This Note may not be changed or terminated orally.  This Note and the others of this Series shall be senior to all other subsequent liabilities of the Company.  The headings herein are purely for convenience.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its President as of the Issue Date first above written.

TRIMEDYNE, INC.

Date: August 20, 2010	By:	/s/ Glenn D. Yeik
Glenn D. Yeik, President